EXHIBIT 99-a

EXECUTION COPY
CREDIT AGREEMENT THIRD AMENDMENT

Dated as of May 9, 2011

To the Lenders parties to the Credit Agreement referred to below

Ladies and Gentlemen:

     Reference is made to the Credit Agreement, dated as of November 18, 2010 (as amended from time to time, the “Credit Agreement”), among Meritor, Inc. (formerly known as ArvinMeritor, Inc.), an Indiana corporation, as the Borrower, the institutions from time to time parties hereto as Lenders, Citicorp USA, Inc, as Administrative Agent and as Issuing Bank, and The Bank of New York Mellon, as Paying Agent. Capitalized terms used herein and not otherwise defined herein have the meanings given such terms in the Credit Agreement.

     The Borrower hereby requests that the Credit Agreement be amended as provided below.

     Section 1. Credit Agreement Amendment. Effective as of November 18, 2010, the Credit Agreement is hereby amended as follows:

     (i) Clause (i) of Section 7.2(B) of the Credit Agreement is amended and restated in its entirety to read as follows:

     “(i) Secured Debt existing at the date of this Agreement (including, without limitation, any amount outstanding from time to time under the Credit Agreement, dated as of June 23, 2006, among the Borrower, the lenders from time to time parties thereto, JPMorgan Chase Bank, National Association, as administrative agent, and Citicorp North America, Inc., as syndication agent, as such Credit Agreement has been or may hereafter be amended, restated, modified, extended, renewed or refunded; provided that, the aggregate amount of Secured Debt outstanding under such Credit Agreement shall not at any time exceed the maximum principal amount of the commitments and/or loans contemplated by such Credit Agreement as in effect on the date of this Agreement, including by giving effect to any increases in the commitments and/or loans thereunder to the full extent contemplated by Section 2.23 of such Credit Agreement as in effect on the date of this Agreement);”.

     Section 2. Effectiveness. Section 1 of this amendment (this “Amendment”) shall be effective as of November 18, 2010 when each party shall have received a counterpart hereof duly executed by the other party.

     Section 3. Effect on the Credit Agreement. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement, or constitute a waiver of any provision of the Credit Agreement. Except as expressly amended above, the Credit Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Amendment shall be binding on the parties hereto and their respective successors and permitted assigns under the Credit Agreement.

     Section 4. Costs, Expenses and Taxes. The Borrower agrees to pay promptly all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and any other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto, and all reasonable costs and expenses (including, without limitation, reasonable out-of-pocket counsel fees and expenses), if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment or such other instruments and documents.

     Section 5. Miscellaneous. This Amendment shall constitute a Loan Document and shall be subject to the provisions of Articles IX, X, XII, XIII and XIV of the Credit Agreement, each of which is incorporated by reference herein, mutatis mutandis.

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     If you consent and agree to the foregoing, please evidence such consent and agreement by (i) executing and returning a counterpart to this Amendment by facsimile or electronic mail to Kai-Ting Yang (fax no.: 212-556-2222 / e-mail: kyang@kslaw.com), no later than 5:00 p.m., New York City time, on May 13, 2011, and (ii) executing and returning four original counterparts to this Amendment by overnight mail to King & Spalding LLP, 1185 Ave of the Americas, New York, NY, 10036, Attention: Kai-Ting Yang.

Very truly yours,

MERITOR, INC.,
as Borrower

By /s/ Mary Lehmann
Name: Mary Lehmann
Title: Senior Vice President -
Treasury and Corporate Development

The undersigned hereby consents
and agrees to the foregoing:

CITIBANK, N.A.
as Lender

By /s/ Wayne C. Beckman
Name: Wayne C. Beckman
Title: Managing Director

ArvinMeritor - Credit Agreement Third Amendment